Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Announces New Credit Agreement

$75 Million Credit Facility Provides Financing Through August 8, 2016;

Replaces Former $50 Million Facility

CHESTNUT RIDGE, NY, AUGUST 9, 2011 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that it has reached agreement with its lending partners, RBS Citizens Bank and M&T Bank, to establish a new $75 million revolving line of credit through August 8, 2016, replacing the Company’s former $50 million credit facility. The new credit line also includes an additional $15 million “accordion” provision.

The new credit agreement will provide additional liquidity for the Company, including the flexibility to retire its outstanding convertible bonds. Details of the financing arrangements will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

Management Comments

“Our ability to secure this new credit facility on even better terms than our former agreement demonstrates LeCroy’s strong relationships with our banking group,” said LeCroy President and Chief Executive Officer Tom Reslewic. “The new agreement enhances our long-term liquidity and provides us with greater financial flexibility to retire our convertible bonds on favorable terms.”

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 47-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: the Company’s new credit agreement’s ability to provide additional liquidity for the Company, including the flexibility to retire its outstanding convertible bonds on favorable terms. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.